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                                                                    EXHIBIT 23.1


CONSENT OF EISNER LLP, INDEPENDENT AUDITORS

To the Board of Directors of
 Ladenburg Thalmann Financial Services Inc.

We consent to the incorporation by reference in the Registration Statements ("Registration Statements") of Ladenburg Thalmann Financial Services Inc. on Form S-8 (Nos. 333-82688, 333-101360 and 333-101361) and on Form S-3 (No.
333-37934, 333-71526, 333-81964 and 333-88866) of our report dated February 5,
2004, except for the fifth and sixth paragraphs of Note 13, as to which the date is March 29, 2004, with respect to the consolidated financial statements as of and for the years ended December 31, 2003 and 2002 of Ladenburg Thalmann Financial Services Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2003.


/s/ Eisner LLP
Eisner LLP
New York, New York
March 30, 2004